Short-Term Bond Fund of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

February 29, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$15,681
Class B	$75
Class C	$146
Class F1	$686
Class F2	$1,676
Total	$18,264
Class 529-A	$1,076
Class 529-B	$5
Class 529-C	$20
Class 529-E	$42
Class 529-F1	$162
Class R-1	$4
Class R-2	$33
Class R-3	$117
Class R-4	$73
Class R-5	$94
Class R-6	$56
Total	$1,682

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0490
Class B	$0.0143
Class C	$0.0069
Class F1	$0.0437
Class F2	$0.0599
Class 529-A	$0.0467
Class 529-B	$0.0075
Class 529-C	$0.0031
Class 529-E	$0.0289
Class 529-F1	$0.0534
Class R-1	$0.0060
Class R-2	$0.0090
Class R-3	$0.0281
Class R-4	$0.0443
Class R-5	$0.0590
Class R-6	$0.0610

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	306,780
Class B	4,555
Class C	18,840
Class F1	13,780
Class F2	26,253
Total	370,208
Class 529-A	24,647
Class 529-B	669
Class 529-C	6,801
Class 529-E	1,597
Class 529-F1	3,310
Class R-1	567
Class R-2	3,545
Class R-3	4,376
Class R-4	1,655
Class R-5	1,224
Class R-6	753
Total	49,144

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.09
Class B	$10.09
Class C	$10.09
Class F1	$10.09
Class F2	$10.09
Class 529-A	$10.09
Class 529-B	$10.09
Class 529-C	$10.09
Class 529-E	$10.09
Class 529-F1	$10.09
Class R-1	$10.09
Class R-2	$10.09
Class R-3	$10.09
Class R-4	$10.09
Class R-5	$10.09
Class R-6	$10.09